Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Operating Results for Fourth Quarter and Full Year 2015

New York, February 26, 2016 - New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the "Company"), a publicly traded real estate investment trust that acquires income-producing commercial real estate, including office and retail properties, in New York City, announced today its financial and operating results for the fourth quarter and full year ended December 31, 2015. The Company continues to explore and evaluate strategic alternatives along with its advisor, the Eastdil Secured division of Wells Fargo Securities.

Select Fourth Quarter Highlights and Subsequent Events

•	Executed on previously announced plan to sell non-core, outer borough assets.

◦	Completed the sale of 163 Washington Avenue for a contract sale price of $37.7 million in October 2015.

◦	Completed the sale of Duane Reade in February 2016 for a contract sale price of $12.6 million.

◦	Completed the sale of 1623 Kings Highway in February 2016 for a contract sale price of $17.0 million.

◦	Entered into a definitive agreement for the sale of Foot Locker, which is expected to close in the second quarter.

◦	Continues to market the property located at 1100 Kings Highway.

•	Added high quality tenants with five leases signed for 125,727 square feet.

◦
Replaced 57% of the square feet that expired at 1440 Broadway in the fourth quarter with the signing of a lease with The Ford Foundation for four full floors totaling 104,525 square feet, at a cash rent increase of 12%.

◦	Replaced 37% of the vacant space at 256 West 38th Street with the signing of a lease with Lane Furniture for two full floors totaling 17,220 square feet, at a cash rent increase of 50%.

◦	Achieved full occupancy at Worldwide Plaza with the signing of three new leases and renewals for a pro rata share of 2,189 square feet, for a cash rent increase on replacement leases of 68%.

•	Further enhanced independence of the Company's board in the fourth quarter through the appointment of two independent directors, Keith Locker and James Nelson.

Results for the Quarter and Full Year Ended December 31, 2015

•
Core FFO: Generated fourth quarter 2015 Core FFO of $7.6 million (or $0.05 per fully diluted share), compared to $21.4 million (or $0.13 per fully diluted share) in the fourth quarter 2014. Excluding non-cash compensation expense, Core FFO was $16.3 million (or $0.10 per fully diluted share), compared to $23.5 million (or $0.14 per fully diluted share) in the fourth quarter 2014. Core FFO was $65.6 million (or $0.39 per fully diluted share) for the full year 2015, compared to $80.4 million (or $0.48 per fully diluted share) for the full year 2014.

•
AFFO: Realized fourth quarter 2015 AFFO of $13.4 million (or $0.08 per fully diluted share), compared to $18.0 million (or $0.11 per fully diluted share) in the fourth quarter 2014. AFFO was $68.9 million (or $0.41 per fully diluted share) for the full year 2015, compared to $67.0 million (or $0.40 per fully diluted share) for the full year 2014.

•	Cash NOI: Increased fourth quarter 2015 Cash NOI to $32.0 million from $27.1 million in the fourth quarter 2014, an 18% year-over-year increase.

•
Same Store Cash NOI: Recorded a 20% year-over-year increase in fourth quarter 2015 Same Store Cash NOI, including the Viceroy Hotel, of $32.0 million compared to $26.7 million in the fourth quarter 2014.

•	Occupancy: Achieved total ending occupancy of 95.2% as of December 31, 2015, despite 184,000 square feet of lease expirations during the fourth quarter.

•	Annualized Adjusted Cash NOI: Generated Annualized Adjusted Cash NOI (excluding the impact of free rent) of $133.5 million in the fourth quarter 2015.

•
Net Loss: Recorded a net loss attributable to stockholders of $8.5 million (or $0.05 per basic and diluted share) for the fourth quarter 2015, which includes deductions of $18.4 million for depreciation and amortization. Net loss attributable to stockholders was $39.1 million (or $0.24 per basic and diluted share) for the full year 2015, which includes deductions of $82.7 million for depreciation and amortization. Net loss attributable to stockholders was $27.3 million (or $0.17 per basic and diluted share) and $93.0 million (or $0.56 per basic and diluted share), respectively, for the fourth quarter and full year 2014. See the attached tables and supplemental package attached hereto as Exhibit 99.2 for a reconciliation of all non-GAAP measured contained herein.

Michael Happel, Chief Executive Officer and President of NYRT, said “We are pleased to have reported another solid quarter of operating performance from our portfolio of first class New York City real estate. During the fourth quarter, we realized a year-over-year same store cash NOI increase of 20% and executed the sale of one non-core asset at an attractive price. The portfolio remains well positioned to capitalize on strong leasing trends as evidenced by our leasing activity during the quarter. I'm particularly pleased to report that we have already leased 104,525 square feet of the approximately 184,000 square feet that became available at 1440 Broadway in October."

Randolph C. Read, Non-Executive Chairman of the Board of NYRT, added “Our board continues to explore and evaluate strategic alternatives along with our advisor, the Eastdil Secured division of Wells Fargo Securities.”

Nicholas Radesca, Interim Chief Financial Officer of NYRT, commented “There are several items worth noting when comparing our fourth quarter results to our third quarter results. First, our portfolio occupancy dropped from 97.2% at the end of the third quarter to 95.2% at the end of the fourth quarter primarily due to lease expirations at 1440 Broadway and this negatively impacted net operating income. Second, our interest expense was $1.8 million higher in the fourth quarter than in the third quarter due primarily to the refinancing of 1440 Broadway and other previously announced financing transactions that were completed at the end of the third quarter. Third, our general and administrative expenses were $5.2 million higher in the fourth quarter than in the third quarter due primarily to a $4.6 million increase in non-cash compensation expense which was driven by the improved performance of our stock price relative to the stock price of some of our peers.”

Portfolio Activity and Occupancy
Occupancy
The overall portfolio occupancy was 95.2% as of December 31, 2015, with a weighted-average remaining lease term of 9.6 years. This compares to occupancy of 97.2% and a weighted-average remaining lease term of 9.2 years as of the end of the third quarter 2015.

Non-core Asset Sales
163 Washington Avenue
NYRT completed the sale of 163 Washington Avenue in October 2015 for a sale price of $37.7 million. Located in the up and coming Clinton Hill neighborhood of Brooklyn, 163 Washington Avenue is a Class A quality apartment building consisting of 49 rental units, one commercial unit, and 38 parking spaces. Holliday Fenoglio Fowler, LP acted on the Company's behalf in this sale.
Duane Reade
In November 2015, NYRT entered into a definitive agreement for the sale of 163-30 Cross Bay Boulevard in Queens ("Duane Reade"). The transaction was completed in February 2016 for a sale price of $12.6 million. Duane Reade is situated in the Cross Bay Boulevard retail corridor in the Howard Beach neighborhood of Queens.
1623 Kings Highway
In November 2015, NYRT entered into a definitive agreement for the sale of 1623 Kings Highway in Brooklyn ("1623 Kings Highway"). The transaction was completed in February 2016 for a sale price of $17.0 million. 1623 Kings Highway consists of one mixed-use building totaling 19,960 square feet, including one ground floor retail space and three floors of office space.
Foot Locker
In December 2015, NYRT entered into a definitive agreement for the sale of 2061-2063 86th Street in Brooklyn ("Foot Locker"). The transaction is expected to close in the second quarter, although no assurance can be given that the transaction will be completed. Foot Locker consists of one three-story building totaling 4,000 square feet. Foot Locker is situated in the 86th Street Corridor at its intersection with Bay 26th Street in the Bensonhurst neighborhood of Brooklyn.

Financial Strength and Liquidity
NYRT’s combined total debt to enterprise value was 40% as of December 31, 2015. Enterprise value of $3.2 billion is based on the December 31, 2015 closing share price of $11.50, 167.9 million fully diluted shares outstanding and the quarter end total combined debt of $1.3 billion, which includes NYRT’s pro rata share of unconsolidated debt.
As of December 31, 2015, combined interest coverage was 2.0x based on Adjusted EBITDA. The weighted average interest rate on NYRT’s combined outstanding debt of $1.3 billion was 3.5% with an average remaining term of 4.1 years (4.4 years including extensions).

Dividends
During the fourth quarter 2015, NYRT continued to pay monthly distributions of $0.038 per common share, representing an annualized distribution of $0.46 per share. In addition, NYRT announced distributions for January, February and March. Distributions are payable on January 15, 2016, February 12, 2016 and March 15, 2016, to stockholders of record at the close of business on January 8, 2016, February 8, 2016 and March 8, 2016, respectively. The January and February distributions were paid on January 15, 2016 and February 12, 2016, respectively.

Supplemental Schedules
NYRT has filed supplemental information packages with the Securities and Exchange Commission ("SEC") to provide additional disclosure and financial information for the benefit of NYRT’s various stakeholders, including reconciliations of all non-GAAP measures contained in this press release. The supplemental package can be found under "Investors — Quarterly Supplemental" section of NYRT’s website at www.nyrt.com and on the SEC website at www.sec.gov.

Conference Call
In light of the Company's previously announced strategic review process, which remains ongoing, NYRT will not be hosting a conference call to review financial and operating results for the fourth quarter 2015.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.
Forward-Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.
The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:
Michael A. Happel	Matthew Furbish	Mahmoud Siddig
CEO & President	Director	Jonathan Keehner
New York REIT, Inc.	Investor Relations & Public Relations	Joele Frank, Wilkinson Brimmer Katcher
mhappel@nyrt.com	mfurbish@nyrt.com	msiddig@joelefrank.com jkeehner@joelefrank.com
(212) 415-6500	(212) 415-6500	(212) 355-4449

NEW YORK REIT, INC.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Real estate investments, at cost:
Land	$477,171	$494,065
Buildings, fixtures and improvements	1,208,138	1,235,918
Acquired intangible assets	137,594	158,383
Total real estate investments, at cost	1,822,903	1,888,366
Less accumulated depreciation and amortization	(172,668)	(124,178)
Total real estate investments, net	1,650,235	1,764,188
Cash and cash equivalents	98,604	22,512
Restricted cash	2,019	6,347
Investment securities, at fair value	—	4,659
Investments in unconsolidated joint venture	215,370	225,501
Assets held for sale	29,268	—
Preferred equity investment	—	35,100
Derivatives, at fair value	431	205
Tenant and other receivables	3,537	4,833
Unbilled rent receivables	42,905	30,866
Prepaid expenses and other assets	10,074	13,195
Deferred costs, net	19,312	13,429
Total assets	$2,071,755	$2,120,835
LIABILITIES AND EQUITY
Mortgage notes payable	$388,436	$172,242
Credit facility	485,000	635,000
Market lease intangibles, net	73,083	84,220
Derivatives, at fair value	1,266	1,276
Liabilities related to assets held for sale	321	—
Accounts payable, accrued expenses and other liabilities	27,736	27,850
Deferred rent	3,617	4,550
Dividends payable	27	20
Total liabilities	979,486	925,158
Common stock	1,626	1,622
Additional paid-in capital	1,403,624	1,401,619
Accumulated other comprehensive loss	(1,237)	(816)
Accumulated deficit	(369,273)	(255,478)
Total stockholders' equity	1,034,740	1,146,947
Non-controlling interests	57,529	48,730
Total equity	1,092,269	1,195,677
Total liabilities and equity	$2,071,755	$2,120,835

 NEW YORK REIT, INC.

Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues:
Rental income	$129,118	$117,221	$49,532
Hotel revenue	26,125	22,742	2,254
Operating expense reimbursements and other revenue	19,278	15,604	4,101
Total revenues	174,521	155,567	55,887
Operating expenses:
Property operating	43,752	37,209	12,546
Hotel operating	25,366	23,736	2,372
Operating fees incurred from the Advisor	12,465	8,397	—
Acquisition and transaction related	3,771	16,083	17,417
Vesting of asset management fees	—	11,500	—
Value of Listing Note	—	33,479	—
General and administrative	27,345	12,337	1,019
Depreciation and amortization	82,716	84,799	31,751
Total operating expenses	195,415	227,540	65,105
Operating loss	(20,894)	(71,973)	(9,218)
Other income (expenses):
Interest expense	(29,362)	(23,720)	(10,673)
Income (loss) from unconsolidated joint venture	1,939	(1,499)	(95)
Income from preferred equity investment, investment securities and interest	1,103	2,906	670
Gain on sale of real estate investment, net	7,523	—	—
Gain (loss) on derivative instruments	(578)	1	5
Total other expenses	(19,375)	(22,312)	(10,093)
Net loss	(40,269)	(94,285)	(19,311)
Net loss attributable to non-controlling interests	1,188	1,257	32
Net loss attributable to stockholders	$(39,081)	$(93,028)	$(19,279)

Basic and diluted net loss per share attributable to stockholders	$(0.24)	$(0.56)	$(0.26)

NEW YORK REIT, INC.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations
(Unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
Net loss (in accordance with GAAP)(1)	$(8,777)	$(9,239)	$(13,509)	$(8,744)	$(40,269)
Gain on sale of real estate investment, net	—	—	—	(7,523)	(7,523)
Depreciation and amortization, net of adjustments related to joint venture(2)	21,671	22,140	20,477	18,398	82,686
Depreciation and amortization related to unconsolidated joint venture(3)	6,431	6,443	6,478	6,512	25,864
FFO	19,325	19,344	13,446	8,643	60,758
Acquisition and transaction-related(4)	125	96	2,850	700	3,771
Gain on sale of investment securities	(48)	—	(54)	(7)	(109)
Non-core other income	(158)	—	—	(1,795)	(1,953)
Non-core general and administrative expense(5)	500	1,500	—	—	2,000
Non-core write-off of below-market lease(2)	(947)	—	—	—	(947)
Non-core straight-line rent bad debt expense	529	8	—	19	556
Non-core derivative losses	—	—	423	—	423
Non-core deferred financing costs(6)	—	—	1,060	40	1,100
Core FFO	19,326	20,948	17,725	7,600	65,599
Non-cash compensation expense(7)	248	2,189	4,081	8,727	15,245
Deferred financing costs	1,138	1,162	1,179	2,457	5,936
Seller free rent credit	3,679	872	197	—	4,748
Amortization of market lease intangibles	(2,124)	(1,842)	(1,843)	(1,610)	(7,419)
Mark-to-market adjustments on derivatives	4	—	117	34	155
Straight-line rent	(5,870)	(2,856)	(2,525)	(2,431)	(13,682)
Straight-line ground rent	987	787	719	686	3,179
Tenant improvements - second generation	—	—	—	(43)	(43)
Leasing commissions - second generation	(3)	(3)	(12)	(194)	(212)
Building improvements - second generation	(9)	(51)	(201)	(962)	(1,223)
Proportionate share of straight-line rent related to unconsolidated joint venture	(714)	(773)	(988)	(884)	(3,359)
AFFO	$16,662	$20,433	$18,449	$13,380	$68,924
___________________________

(1)
During the fourth quarter of 2015, we identified certain immaterial errors impacting interest expense in our previously issued quarterly financial statements. Interest expense and net loss were understated by $0.3 million for each of the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015. Quarterly amounts in the table above have been revised to reflect the corrected amounts.

(2)
During the fourth quarter of 2015, we reclassified the write-off of a terminated below-market lease from depreciation and amortization expense to revenue, which impacted the first quarter of 2015. Depreciation and amortization for the quarter ended March 31, 2015 has been revised to reflect this reclassification. The impact of the below-market lease write-off was deemed to be non-core to our business and is now being included in the reconciliation to Core FFO.

(3)	Proportionate share of depreciation and amortization related to unconsolidated joint venture and amortization of difference in basis.

(4)
Acquisition and transaction-related expenses for the third quarter of 2015 primarily represent costs associated with mortgage payoffs and our Credit Facility amendment. For the fourth quarter of 2015, these costs are primarily related to litigation at Worldwide Plaza and professional fees related to the exploration of strategic transactions.

(5)	Represents our estimate of non-core audit fees.

(6)	Represents deferred financing costs that were written off as a result of paying off mortgages in advance of their scheduled maturity dates.

(7)
During the second quarter of 2015, we excluded equity-based compensation from our calculation of Core FFO for the first time. During the third quarter of 2015, we reverted to our previous practice of excluding the impact of non-cash compensation expense from the reconciliation to Core FFO to the reconciliation to AFFO for all periods presented.

NEW YORK REIT, INC.

Reconciliation of Net Loss to Adjusted EBITDA, NOI and Cash NOI
(Unaudited)

	Three Months Ended				Year Ended
(In thousands)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
Net loss (in accordance with GAAP)(1)	$(8,777)	$(9,239)	$(13,509)	$(8,744)	$(40,269)
Acquisition and transaction-related	125	96	2,850	700	3,771
Depreciation and amortization(1)	21,680	22,154	20,484	18,398	82,716
Interest expense(2)	6,249	6,347	7,495	9,271	29,362
Gain on sale of real estate investment, net	—	—	—	(7,523)	(7,523)
Loss on derivatives	4	—	540	34	578
Adjustments related to unconsolidated joint venture(3)	11,264	11,324	11,418	11,453	45,459
Adjusted EBITDA	30,545	30,682	29,278	23,589	114,094
General and administrative	3,950	5,203	6,519	11,673	27,345
Asset management fee incurred from the Advisor	3,144	3,101	3,121	3,099	12,465
Income from preferred equity investment, investment securities and interest	(930)	(8)	(141)	(24)	(1,103)
Preferred return on unconsolidated joint venture	(3,851)	(3,894)	(3,936)	(4,055)	(15,736)
Proportionate share of other adjustments related to unconsolidated joint venture	1,883	1,905	1,924	1,983	7,695
NOI	34,741	36,989	36,765	36,265	144,760
Amortization of above/below market lease assets and liabilities(1)	(3,071)	(1,842)	(1,843)	(1,610)	(8,366)
Straight-line rent	(5,341)	(2,848)	(2,525)	(2,412)	(13,126)
Straight-line ground rent	987	787	719	686	3,179
Proportionate share of adjustments related to unconsolidated joint venture	(714)	(773)	(988)	(884)	(3,359)
Cash NOI	26,602	32,313	32,128	32,045	123,088
Free rent	4,498	1,880	1,808	1,336	9,522
Adjusted Cash NOI	$31,100	$34,193	$33,936	$33,381	$132,610
_________________

(1)
During the fourth quarter of 2015, we reclassified the write-off of a terminated below-market lease from depreciation and amortization expense to revenue, which impacted the first quarter of 2015. Depreciation and amortization for the quarter ended March 31, 2015 and amortization of above/below market lease assets and liabilities have been revised to reflect this reclassification.

(2)
During the fourth quarter of 2015, we identified certain immaterial errors impacting interest expense in our previously issued quarterly financial statements. Interest expense and net loss were understated by $0.3 million for each of the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015. Quarterly amounts in the table above have been revised to reflect the corrected amounts.

(3)	Proportionate share of adjustments related to unconsolidated joint venture and amortization of difference in basis.

Non-GAAP Financial Measures
Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure but is not equivalent to our net income or loss as determined under GAAP.
We define FFO, a non-GAAP measure, consistent with the standards set forth in the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, but excluding gains or losses from sales of property and real estate related impairments, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss). However, FFO, core funds from operations ("Core FFO") and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. In calculating FFO, Core FFO and AFFO, other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate Core FFO and/or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.
Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.
Core FFO is FFO, excluding acquisition and transaction related costs and other costs that are considered to be not "core" to our business and comparable from period to period, such as gains on sales of securities and investments, miscellaneous revenue, gains, losses and expenses related to the early extinguishment of debt and other non-core expenses. The purchase of properties, and the corresponding expenses associated with that process, has been a key operational feature of our business. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition and transaction related costs and non-core revenues and expenses, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains or losses on contingent valuation rights. We also exclude distributions on Class B units as the related shares are assumed to have converted to common stock in our calculation of fully diluted weighted average shares of common stock. In addition, by excluding non-cash income and expense items such as equity-based compensation expenses, amortization of above-market and below-market lease intangibles, amortization of deferred financing costs and straight-line rent from AFFO, we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. Similarly, we include items such as free rent credits paid by sellers in our calculation of AFFO because these funds are paid to us during the free rent period and therefore impact our liquidity. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
In calculating AFFO, we exclude certain expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore impact our liquidity. All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, the ability to fund dividends or distributions in the future, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.
As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
The table above reflects the items deducted from or added to net loss in our calculation of FFO, Core FFO and AFFO during the period presented. We have calculated our FFO, Core FFO and AFFO based on our net loss, which is before adjusting for the net loss (income) attributable to our non-controlling interests, and all adjustments are made based on our gross adjustments, without excluding the portion of the adjustments attributable to our non-controlling interests, other than adjustments related to the unconsolidated joint venture.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income, Cash Net Operating Income and Adjusted Cash Net Operating Income.
We believe that earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items and including our pro rata share from unconsolidated joint ventures ("Adjusted EBITDA") is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
Net operating income ("NOI") is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investments securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. NOI is adjusted to include our pro rata share of NOI from unconsolidated joint ventures. Cash NOI is NOI presented on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and the amortization of above and below market leases. Adjusted Cash NOI is Cash NOI after eliminating the effects of free rent.
We use NOI, Cash NOI and Adjusted Cash NOI internally as performance measures and believe NOI, Cash NOI and Adjusted Cash NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI, Cash NOI and Adjusted Cash NOI are useful measures for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI, Cash NOI and Adjusted Cash NOI are useful to investors as performance measures because, when compared across periods, NOI, Cash NOI and Adjusted Cash NOI reflect the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis. NOI, Cash NOI and Adjusted Cash NOI exclude certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not linked to the operating performance of a real estate asset and Cash NOI is not affected by whether the financing is at the property level or corporate level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI, Cash NOI and Adjusted Cash NOI presented by us may not be comparable to NOI, Cash NOI and Adjusted Cash NOI reported by other REITs that define NOI, Cash NOI and Adjusted Cash NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI, Cash NOI and Adjusted Cash NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI, Cash NOI and Adjusted Cash NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.
The table above reflects the reconciliation of net loss to Adjusted EBITDA, NOI, Cash NOI and Adjusted Cash NOI during the period presented. We have calculated our Adjusted EBITDA, NOI, Cash NOI and Adjusted Cash NOI based on our net loss, which is before adjusting for the net loss (income) attributable to our non-controlling interests, and all adjustments are made based on our gross adjustments, without excluding the portion of the adjustments attributable to our non-controlling interests, other than adjustments related to the unconsolidated joint venture as noted in the table below.